Exhibit 5.1

April 13, 2006	Mayer, Brown, Rowe & Maw LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrownrowe.com
Archstone-Smith Trust
9200 East Panorama Circle, Suite 400
Englewood, Colorado 80112

Re:	Archstone-Smith Trust Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special counsel to Archstone-Smith Trust, a Maryland real estate investment trust (“Archstone”), in connection with the proposed sale of the following securities (the “Securities”) of Archstone, as set forth in the Form S-3 Registration Statement filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”): (i) one or more series of preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), and (ii) common shares of beneficial interest, par value $0.01 per share (the “Common Shares”).
     Each series of the Preferred Shares will be issued under Archstone’s Amended and Restated Declaration of Trust, as amended and supplemented (the “Declaration of Trust”), and Articles Supplementary to be filed with the State Department of Assessments and Taxation of Maryland (the “Maryland SDAT”). The Common Shares will be issued under the Declaration of Trust. Certain terms of the Securities to be issued by Archstone from time to time will be approved by the Board of Trustees of Archstone or a committee thereof as part of the trust action taken and to be taken in connection with the authorization of the issuance of the Securities (the “Trust Proceedings”).
     As special counsel to Archstone, we have examined originals or copies certified or otherwise identified to our satisfaction of the Declaration of Trust, Archstone’s Amended and Restated Bylaws, as amended, resolutions of Archstone’s Board of Trustees and such Archstone records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of Archstone. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
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Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

MAYER, BROWN, ROWE & MAW LLP
Archstone-Smith Trust
April 13, 2006

     Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that:
(i)	upon the completion of the Trust Proceedings relating to a series of the Preferred Shares, the execution, delivery and filing with, and recording by, the Maryland SDAT of Articles Supplementary relating to such series of the Preferred Shares, and the due execution, countersignature and delivery of the Preferred Shares of such series, the Preferred Shares of such series, when sold in exchange for the consideration set forth in the Prospectus and any Prospectus Supplement relating to such series of the Preferred Shares, will be duly authorized, legally issued, fully paid and nonassessable; and
(ii)	upon the completion of the Trust Proceedings relating to the Common Shares and the due execution, countersignature and delivery of the Common Shares, the Common Shares, when sold in exchange for the consideration set forth in the Prospectus and any Prospectus Supplement relating to the Common Shares, will be duly authorized, legally issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption “Legal Matters” with respect to the matters stated therein.

MAYER, BROWN, ROWE & MAW LLP
Archstone-Smith Trust
April 13, 2006

     We are admitted to practice law in the State of Illinois, and we express no opinion as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of Maryland and the federal laws of the United States of America.

Sincerely,
/s/ MAYER, BROWN, ROWE & MAW LLP